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Exhibit 21.1

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

List of Significant Subsidiaries

Entity Name	Formation Jurisdiction
NorthStar Real Estate Income Trust Operating Partnership, LP	Delaware
NS Income Opportunity REIT Holdings, LLC	Delaware
NSREIT WF Loan, LLC	Delaware
NSREIT DOR Loan, LLC	Delaware
NSREIT CB Loan, LLC	Delaware

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  Exhibit 21.1
NORTHSTAR REAL ESTATE INCOME TRUST, INC. List of Significant Subsidiaries